 Exhibit 5.1
May 8, 2026
Carvana Co.
300 E. Rio Salado Parkway
Tempe, Arizona 85281
    Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
    We have examined the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statements on Form S-8 (File Nos. 333-217520, 333-269560, 333-271690, 333-277329 and 333-285130) of Carvana Co., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Prior Plan Shares (as defined below) authorized for issuance under the 2026 Plan (as defined below).
    On May 5, 2026 (the “Approval Date”), the Company’s stockholders approved the Carvana Co. 2026 Omnibus Incentive Plan (the “2026 Plan”). Pursuant to the terms of the 2026 Plan, any shares of Class A Common Stock, par value $0.001 per share, that remain available for new awards under the Carvana Co. 2017 Omnibus Incentive Plan (as amended, the “2017 Plan”) immediately prior to the Approval Date and any shares underlying any awards outstanding under the 2017 Plan that subsequently expire, are forfeited, or are otherwise terminated without having been exercised or settled in full will become available for issuance under the 2026 Plan (collectively, the “Prior Plan Shares”).
    We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
    Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Prior Plan Shares have been duly authorized and, when issued in accordance with the terms of the 2026 Plan against payment therefor, will be validly issued, fully paid and non-assessable.
    We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours, /s/ Snell & Wilmer L.L.P.

Albuquerque | Boise | Dallas | Denver | Las Vegas | Los Angeles | Los Cabos | Orange County | Palo Alto | Phoenix | Portland | Reno-Tahoe | Salt Lake City | San Diego | Seattle | Tucson | Washington, D.C.